410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Announces First Quarter Fiscal 2015 Results

CHICAGO—(December 5, 2014)—Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $66,044,000 for the first quarter ended October 31, 2014, a 4% increase compared with net sales of $63,546,000 in the same quarter one year ago. Net income for the first quarter was $2,120,000 or $0.30 per diluted share, down from $2,887,000 or $0.41 per diluted share in the first quarter of fiscal 2014.

BUSINESS REVIEW

President and Chief Executive Officer Daniel S. Jaffee said, “While sales increased in the quarter, the overall mix of products sold negatively impacted earnings. Our costs for natural gas moderated in the quarter, but costs continue to rise in other areas.

“In the Business to Business segment, sales were essentially flat as compared to the prior year’s first quarter. Volume decreased for our fluids purification products and for our co-packaged traditional coarse cat litter.

“In the Retail and Wholesale segment, we are encouraged that the retail sales of Cat’s Pride Fresh & Light continue to grow. Other branded litter suppliers have entered the Scoopable segment with lightweight products of their own and we are seeing increased promotional spending by these launches. Despite this aggressive spending and new products, Fresh & Light grew 8% across all outlets in the last twelve-week period, according to market data.

“Due to the activity around lightweight innovation, lightweight litter accounted for over 80% of the dollar growth in the Scoopable segment in the same twelve-week period reported by a third-party market research company.

“We are very proud that for the third consecutive year, Oil-Dri was voted by our own teammates as one of The Chicago Tribune’s Top 100 Workplaces in the Chicagoland area.”

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

SEGMENT REVIEW

First Quarter Results

Business to Business Products	Three Month Period August 1 – October 31		Change
	Fiscal 2015	Fiscal 2014
Net Sales	$23,648,000	$23,915,000	-1%
Segment Income	$6,871,000	$7,651,000	-10%

There were 7% fewer tons sold of Business to Business products in the period, resulting in a slight decrease of net sales. Sales of fluids purification products and co-packaged traditional coarse cat litter sales were down. Declines were partially offset by higher average selling prices and improved sales of agricultural products.

Reduced sales and increased costs for packaging materials and freight negatively impacted segment income. Selling, general and administrative expenses increased in the period primarily because of our new subsidiary in China, Amlan Trading (Shenzhen) Company, Ltd.

Retail and Wholesale Products	Three Month Period August 1 – October 31		Change
	Fiscal 2015	Fiscal 2014
Net Sales	$42,396,000	$39,631,000	7%
Segment Income	$886,000	$1,275,000	-31%

In the Retail and Wholesale segment, overall cat litter volume increased 18%, resulting in improved net sales. The acquisition of MFM costumers increased private label cat litter sales approximately 50%. Sales of industrial absorbents and sports turf products also increased in the period. Sales of our Canadian and United Kingdom subsidiaries declined in the quarter.

Product mix and higher resin costs for packaging materials caused segment income to decline in the period. A decrease in advertising expense reduced selling, general and administrative expenses in the quarter.

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

FINANCIAL REVIEW

Cash, cash equivalents, restricted cash and short-term investments at October 31, 2014, totaled $10,407,000 compared to $32,963,000 a year ago. Significant uses of cash in the past twelve months included the purchase of MFM assets, capital expenditures, regularly scheduled debt payments and quarterly dividends.

Capital expenditures for the three months ended October 31, 2014 totaled $5,717,000, which was $2,797,000 more than depreciation and amortization of $2,920,000. By comparison, capital expenditures totaled $3,382,000 in the first three months of fiscal 2014. Capital expenditures were primarily made for business growth projects and equipment replacement at our manufacturing facilities. Cash provided by operating activities was $1,748,000 for the period compared to cash used in operating activities of $652,000 for the same period of fiscal 2014.

On October 16, 2014, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.20 per share of outstanding Common Stock and $0.15 per share of outstanding Class B Stock. The dividends were paid on November 28, 2014 to stockholders of record at the close of business on November 14, 2014. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past eleven years. At the end of the first quarter, the annualized dividend yield on the Company’s Common Stock was 2.7%, based on the quarter’s closing stock price of $30.18 per share and the latest quarterly cash dividend of $0.20.

LOOKING FORWARD

Jaffee continued, “Some of the challenges that we faced during the last half of fiscal year 2014 moderated by the close of this quarter. We have more efficiently incorporated the production of tons acquired through the MFM acquisition, there was a 5% decline in the cost of natural gas used to operate kilns that dry our clay and transportation fuel surcharges have declined.

“Calibrin animal health and nutrition products are gaining momentum in China and other foreign markets. Our research and development team is working on several new projects that will further develop the division’s product offerings and growth potential.

“On the Consumer side of the business, we plan to launch new and innovative lightweight cat litter products, both branded and private label, during the second half of the fiscal year. Our promotional dollars for these and existing products will be directed away from mass media and toward targeted trade and consumer promotion.”

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

The Company will offer a live webcast of the first quarter earnings teleconference on Monday, December 8, 2014 from 10:00 am to 10:30 am, Central Time. To listen via the web, visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

The Company will host its Annual Meeting of Stockholders on Tuesday, December 9, 2014 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting was October 17, 2014.

Amlan, Cat’s Pride, Fresh & Light and Calibrin are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)
	First Quarter Ended October 31,
	2014	% of Sales	2013	% of Sales
Net Sales	$66,044	100.0%	$63,546	100.0%
Cost of Sales	(52,275)	79.2%	(47,046)	74.0%
Gross Profit	13,769	20.8%	16,500	26.0%
Operating Expenses	(10,609)	16.0%	(12,158)	19.2%

Operating Income	3,160	4.8%	4,342	6.8%
Interest Expense	(382)	0.6%	(424)	0.7%
Other Income	87	0.1%	(25)	0.0%

Income Before Income Taxes	2,865	4.3%	3,893	6.1%
Income Taxes	(745)	1.1%	(1,006)	1.6%
Net Income	$2,120	3.2%	$2,887	4.5%

Net Income Per Share:
Basic Common	$0.32		$0.44
Basic Class B Common	$0.24		$0.33
Diluted	$0.30		$0.41

Average Shares Outstanding:
Basic Common	4,948		4,955
Basic Class B Common	2,009		1,992
Diluted	7,016		6,973

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

CONSOLIDATED BALANCE SHEETS
(in thousands, except for per share amounts)
(unaudited)

		As of October 31,
		2014	2013
Current Assets
Cash and Cash Equivalents		$8,406	$17,776
Restricted Cash		100	--
Short-term Investments		1,901	15,187
Accounts Receivable, Net		31,893	31,732
Inventories		24,332	22,344
Prepaid Expenses		7,729	9,503
Total Current Assets		74,361	96,542
Property, Plant and Equipment, Net		78,212	67,230
Other Assets		28,154	14,657
Total Assets		$180,727	$178,429

Current Liabilities
Current Maturities of Notes Payable		$3,483	$3,500
Accounts Payable		5,599	6,907
Dividends Payable		1,313	1,242
Accrued Expenses		15,548	15,665
Total Current Liabilities		25,943	27,314
Noncurrent Liabilities
Notes Payable		15,417	18,900
Other Noncurrent Liabilities		34,020	27,345
Total Noncurrent Liabilities		49,437	46,245
Stockholders' Equity		105,347	104,870
Total Liabilities and Stockholders' Equity		$180,727	$178,429

Book Value Per Share Outstanding		$15.14	$15.10

Acquisitions of
Property, Plant and Equipment	First Quarter	$5,717	$3,382
	Year To Date	$5,717	$3,382
Depreciation and Amortization Charges	First Quarter	$2,920	$2,231
	Year To Date	$2,920	$2,231

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,120	$2,887
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	2,920	2,231
Increase in Accounts Receivable	(940)	(604)
Decrease (Increase) in Inventories	151	(1,621)
(Decrease) Increase in Accounts Payable	(1,632)	367
Decrease in Accrued Expenses	(2,000)	(4,313)
Increase in Pension and Postretirement Benefits	357	277
Other	772	124
Total Adjustments	(372)	(3,539)
Net Cash Provided by (Used in) Operating Activities	1,748	(652)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(5,717)	(3,382)
Advance Payment for Acquisition	--	(800)
Restricted Cash	29	--
Net Dispositions of Investment Securities	740	3,273
Other	123	14
Net Cash Used in Investing Activities	(4,825)	(895)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,500)	(3,500)
Dividends Paid	(1,311)	(1,236)
Other	25	64
Net Cash Used in Financing Activities	(4,786)	(4,672)

Effect of exchange rate changes on cash and cash equivalents	39	(40)

Net Decrease in Cash and Cash Equivalents	(7,824)	(6,259)
Cash and Cash Equivalents, Beginning of Period	16,230	24,035
Cash and Cash Equivalents, End of Period	$8,406	$17,776

Reagan B. Culbertson Investor Relations Manager Oil-Dri Corporation of America reagan.culbertson@oildri.com (312)706 3256